SHAREHOLDERS' MEETING

SPECIAL SHAREHOLDERS' MEETING

On December 17, 1998, a special shareholders' meeting was held. Kemper Global Blue Chip Fund shareholders were asked to vote on two separate issues: approval of the new Investment Management Agreement between the fund and Scudder Kemper Investments, Inc., and to modify or eliminate certain policies and to eliminate the shareholder approval requirements as to certain other matters. The following are the results.

1) Approval of the new Investment Management Agreement between the fund and Scudder Kemper Investments, Inc. This item was approved.

        For    Against   Abstain
      622,555   1,432     9,591

2) To modify or eliminate certain policies and to eliminate the shareholder approval requirements as to certain other matters. These items were approved.

Investment objectives

                                Broker
    For    Against   Abstain   Non-Votes
  475,692   19,041    17,185    121,661

Diversification

                                Broker
    For    Against   Abstain   Non-Votes
  475,964   18,768    17,185    121,661

Lending

                                Broker
    For    Against   Abstain   Non-Votes
  475,926.. 18,806   17,185    121,661



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